Exhibit 99.1

TOYS “R” US – DELAWARE, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED FEBRUARY 2, 2008 AND FEBRUARY 3, 2007

TOYS “R” US – DELAWARE, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED FEBRUARY 2, 2008 AND FEBRUARY 3, 2007

Toys “R” Us – Delaware, Inc. and Subsidiaries

Consolidated Balance Sheets

(In millions)	February 2, 2008	February 3, 2007
		(As restated)
ASSETS
Current Assets:
Cash and cash equivalents	$256	$401
Short-term investments	101	—
Accounts and other receivables	98	98
Merchandise inventories	1,354	1,141
Current deferred tax assets	63	17
Prepaid expenses and other current assets	50	47

Total current assets	1,922	1,704
Property and equipment, net	1,861	1,805
Goodwill, net	359	359
Deferred tax assets	22	—
Due from affiliates, net	230	100
Restricted cash	15	13
Other assets	86	104

	$4,495	$4,085

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities:
Accounts payable	$854	$748
Accrued expenses and other current liabilities	604	505
Income taxes payable	100	32
Current deferred tax liabilities	4	4
Current portion of long-term debt	33	41

Total current liabilities	1,595	1,330
Long-term debt	1,619	1,691
Note payable to Parent	84	77
Deferred tax liabilities	322	394
Deferred rent liabilities	177	155
Other non-current liabilities	72	62
Stockholder’s Equity:
Common stock	—	—
Additional paid-in-capital	4,613	4,564
Accumulated deficit	(3,999)	(4,158)
Accumulated and other comprehensive income (loss)	12	(30)

Total stockholder’s equity	626	376

	$4,495	$4,085

See Notes to the Consolidated Financial Statements.

Toys “R” Us - Delaware, Inc. and Subsidiaries

Consolidated Statements of Operations

	Fiscal Years Ended
(In millions)	February 2, 2008	February 3, 2007
		(As restated)
Net sales	$9,102	$8,797
Other revenues (1)	178	150

Total revenues	9,280	8,947
Cost of sales	5,988	5,869
Cost of other revenues (1)	26	25

Gross margin	3,266	3,053

Selling, general and administrative expenses (1)	2,682	2,519
Depreciation and amortization	228	241
Net gains on sales of properties	(29)	(78)
Restructuring and other charges	4	11

Total operating expenses	2,885	2,693

Operating earnings	381	360
Other (expense) income:
Interest expense (1)	(228)	(256)
Interest and other income, net (1)	65	33

Earnings before income taxes	218	137
Income tax expense	59	58

Net earnings	$159	$79

(1)	Includes the following income (expenses) resulting from transactions with related parties (see Note 16 to our Consolidated Financial Statements entitled “RELATED PARTY TRANSACTIONS”.

	Fiscal Years Ended
	February 2, 2008	February 3, 2007
Other revenues	$134	$114
Cost of other revenues	(24)	(24)
Selling, general and administrative expenses	(328)	(328)
Interest expense	(38)	(38)
Interest and other income, net	54	24

See Notes to the Consolidated Financial Statements.

Toys “R” Us - Delaware, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Fiscal Years Ended
(In millions)	February 2, 2008	February 3, 2007
		(As restated)
Cash Flows from Operating Activities:
Net earnings	$159	$79
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	228	241
Amortization of debt issuance costs	22	34
Net gains on sales of properties	(29)	(78)
Deferred income taxes	(88)	2
Non-cash portion of restructuring, other charges and impairments	12	11
Other	14	2
Changes in operating assets and liabilities:
Accounts and other receivables	—	(37)
Merchandise inventories	(195)	29
Prepaid expenses and other operating assets	(6)	(8)
Accounts payable, accrued expenses and other liabilities	143	748
Due from affiliates, net	(124)	(972)
Income taxes payable	100	20
Other assets and liabilities	8	41

Net cash provided by operating activities	244	112

Cash Flows from Investing Activities:
Capital expenditures	(251)	(180)
Purchase of short-term investments	(101)	—
Acquisition of minority interest in Toysrus.com	—	(6)
Repayment of note receivable from affiliates	—	108
(Increase) decrease in restricted cash	(2)	4
Proceeds from sale of fixed assets	51	172

Net cash (used in) provided by investing activities	(303)	98

Cash Flows from Financing Activities:
Long-term debt borrowings	772	2,274
Long-term debt repayments	(860)	(2,437)
Capitalized debt issuance costs	—	(23)

Net cash used in financing activities	(88)	(186)

Effect of exchange rate changes on cash and cash equivalents	2	3

Cash and cash equivalents:
Net (decrease) increase during period	(145)	27
Cash and cash equivalents at beginning of period	401	374

Cash and cash equivalents at end of period	$256	$401

Supplemental Disclosures of Cash Flow Information
Income taxes paid, net of refunds	$39	$38
Interest paid	$161	$174

See Notes to the Consolidated Financial Statements.

Toys “R” Us - Delaware, Inc. and Subsidiaries

Consolidated Statements of Stockholder’s Equity

(In millions)	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholder’s Equity
Balance, January 28, 2006	$—	$4,410	$(10)	$(4,204)	$196
Net earnings for the period (as restated)	—	—	—	79	79
Foreign currency translation adjustments, net of tax (as restated)	—	—	(18)	—	(18)
Unrealized loss on hedged transactions, net of tax	—	—	(2)	—	(2)

Total comprehensive income (as restated)					59

Stock compensation expense	—	1	—	—	1
Capital contributions (Note 5)	—	153	—	—	153
Distribution arising from tax allocation arrangement (as restated)	—	—	—	(33)	(33)

Balance, February 3, 2007, (as restated)	$—	$4,564	$(30)	$(4,158)	$376
Net earnings for the period	—	—	—	159	159
Foreign currency translation adjustments, net of tax	—	—	46	—	46
Unrealized loss on hedged transactions, net of tax	—	—	(4)	—	(4)

Total comprehensive income					201

Cumulative effect of change in accounting principle, net of tax (Note 6)	—	—	—	(2)	(2)
Cumulative effect of adoption of FIN 48, net of tax (Note 12)	—	—	—	2	2
Stock compensation expense	—	3	—	—	3
Distribution	—	(1)	—	—	(1)
Contribution arising from tax allocation arrangement	—	47	—	—	47

Balance, February 2, 2008	$—	$4,613	$12	$(3,999)	$626

See Notes to the Consolidated Financial Statements.

Toys “R” Us – Delaware, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business and Organization

Toys “R” Us – Delaware, Inc. (the “Company,” “we,” “us,” or “our”), a Delaware corporation, is a wholly-owned subsidiary of Toys “R” Us, Inc. (“Parent”), which owns, licenses or franchises Toys “R” Us and Babies “R” Us stores in the United States and foreign countries. We operate Toys “R” Us stores in the United States, Puerto Rico and Canada, Babies “R” Us stores in the United States, and Internet businesses in the United States and Canada. We also own, through our subsidiary Geoffrey, Inc., the trademarks for the brand names under which the Toys “R” Us and Babies “R” Us businesses are operated worldwide.

Principles of Consolidation

The Consolidated Financial Statements include the accounts of the Company and its wholly-owned subsidiaries. We eliminate all inter-company balances and transactions.

Consolidation of Variable Interest Entities

In December 2003, the Financial Accounting Standards Board (“FASB”) issued Financial Interpretation (“FIN”) No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (“VIEs”) (“FIN 46(R)”). FIN 46(R) requires the consolidation of entities that are controlled by a company through interests other than voting interests. Under the requirements of this interpretation, an entity that maintains a majority of the risks or rewards associated with VIEs is viewed to be effectively in the same position as the parent in a parent-subsidiary relationship.

We evaluate our lending vehicles, including our commercial mortgage-backed securities, structured loans and any joint venture interests to determine whether we are the primary beneficiary of a VIE. The primary beneficiary will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both, as a result of holding a variable interest. Based on our analysis, no VIEs were identified that required consolidation.

Fiscal Year

Our fiscal year ends on the Saturday nearest to January 31. Unless otherwise stated, references to years in this report relate to the fiscal years below:

Fiscal Year	Number of Weeks	Ended
2007	52	February 2, 2008
2006	53	February 3, 2007

Use of Estimates

The preparation of our Consolidated Financial Statements requires us to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, and the related disclosures of contingent assets and liabilities as of the date of the Consolidated Financial Statements and during the applicable periods. We base these estimates on historical experience and other factors that we believe are reasonable under the circumstances. Actual results may differ materially from these estimates and such differences could have a material impact on our Consolidated Financial Statements.

Cash and Cash Equivalents

We consider our highly liquid investments with maturities of less than three months at acquisition to be cash equivalents. Book cash overdrafts issued but not yet presented to the bank for payment are reclassified to Accounts payable.

Restricted Cash

Restricted cash represents collateral and other cash that is restricted from withdrawal. As of February 2, 2008 and February 3, 2007, we had restricted cash of $15 million and $13 million, respectively. Such restricted cash primarily serves as collateral for certain property financings we entered into during fiscal 2005.

Accounts and Other Receivables

Accounts and other receivables consist primarily of receivables from vendor allowances and consumer credit card and debit card transactions.

Short-Term Investments

Our short-term investments are comprised of municipal auction-rate securities which are securities with interest rates that reset periodically through an auction process. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS 115”), we classify auction-rate securities as available-for-sale and carry them at fair value with any unrealized gains and losses reported in Accumulated other comprehensive income (loss). We classify auction-rate securities as short-term based on our ability and intent to sell within the next fiscal year. There are no cumulative gross unrealized holding gains or losses relating to these auction-rate securities as of February 2, 2008. All income from these investments is recorded as interest income.

In accordance with our investment policy, we place our investments with issuers who have high-quality credit and limit the amount of investment exposure to any one issuer. We seek to preserve principal by limiting default risk, market risk and reinvestment risk.

We review the key characteristics of our marketable securities portfolio and their classification in accordance with generally accepted accounting principles on an annual basis, or when indications of potential impairment exist. If a decline in the fair value of a security is deemed by management to be other than temporary, the cost basis of the investment is written down to fair value, and the amount of the write-down is included in the determination of Net earnings. Refer to Note 7 to the Consolidated Financial Statements entitled “SHORT-TERM INVESTMENTS” for further details.

Merchandise Inventories

We value our merchandise inventories at the lower of cost or market, as determined by the weighted average cost method in Canada and the retail inventory method in the United States and Puerto Rico. Cost of sales under the weighted average cost method represents the weighted average cost of the individual items sold, whereas cost of sales under the retail method is calculated using an average margin realized on an entire department of inventory. Cost of sales under both methods is also affected by adjustments to reflect current market conditions, merchandise allowances from vendors, estimated inventory shortages and estimated losses from obsolete and slow-moving inventory.

Prior to fiscal 2007, we used the retail inventory method to value all of our merchandise inventories. As of February 2, 2008, approximately 8% of total merchandise inventories were valued under the weighted average cost method.

Merchandise inventories stated at the lower of LIFO (last-in, first-out) cost or market value, as determined by the retail inventory method, represented approximately 66% and 63% of total merchandise inventories, as of February 2, 2008 and February 3, 2007, respectively. The excess of replacement or current cost over stated LIFO value is immaterial. All remaining merchandise inventories are stated at the lower of FIFO (first-in, first-out) cost or market value as determined by the retail inventory method. We plan to change our accounting method for valuing merchandise inventories in the United States and Puerto Rico from the retail inventory method to the weighted average cost method in fiscal 2008 when our perpetual inventory system is implemented domestically. Refer to Note 6 to the Consolidated Financial Statements entitled “CHANGE IN ACCOUNTING PRINCIPLE” for further details on the accounting change in our Canadian subsidiary.

Property and Equipment, Net

We record property and equipment at cost. Leasehold improvements represent capital improvements made to our leased and owned properties. We record depreciation and amortization using the straight-line method over the shorter of the estimated useful lives of the assets or the terms of the respective leases, if applicable. We utilize accelerated depreciation methods for income tax reporting purposes with recognition of deferred income taxes for the resulting temporary differences.

We capitalize interest for new store construction-in-progress in accordance with SFAS No. 34 “Capitalization of Interest Cost.” Capitalized interest amounts are immaterial.

Impairment of Long-Lived Assets and Costs Associated with Exit Activities

For any store closing where a lease obligation still exists, we record the estimated future liability associated with the rental obligation less any estimated sublease income on the date the store is closed in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.”

We review the carrying value of all long-lived assets, such as property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” We will record an impairment loss when the carrying value of the underlying asset group exceeds its estimated fair value based on quoted market prices or other valuation techniques. During fiscals 2007 and 2006, we did not record material impairment charges.

Asset Retirement Obligations

We account for asset retirement obligations (“ARO”) in accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”) and FIN No. 47 “Accounting for Conditional Asset Retirement Obligations – An Interpretation of FASB Statement No. 143” (“FIN 47”), which require us to recognize a liability for the fair value of obligations to retire tangible long-lived assets when there is a contractual obligation to incur such costs. We recognize a liability for asset retirement obligations and capitalize asset retirement costs and amortize these costs over the life of the assets. As of February 2, 2008 and February 3, 2007, we had approximately $2 million recorded for AROs, respectfully.

Goodwill, Net

Goodwill is evaluated for impairment annually and whenever we identify certain triggering events that may indicate impairment, in accordance with the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). We test for impairment of our goodwill by comparing the fair value and carrying values of our reporting units. We estimated fair value of these reporting units on the first day of the fourth quarter of each year, which for fiscal 2007 was November 4, 2007, using the market multiples approach, the comparable transactions approach and the discounted cash flow analysis approach. These approaches require us to make certain assumptions and estimates regarding industry economic factors and future profitability of acquired businesses. It is our policy to conduct impairment testing based on our most current business plans, which reflect changes we anticipate in the economy and the industry. If the carrying value exceeds the fair value, we would then calculate the implied fair value of our reporting unit goodwill as compared to its carrying value to determine the appropriate impairment charge. Based on our estimates of our reporting unit fair values, we determined that none of the goodwill associated with these reporting units was impaired.

Details on goodwill by segment are as follows:

(In millions)	February 2, 2008	February 3, 2007
Toys “R” Us - U.S.	$40	$40
Babies “R” Us	319	319

Total	$359	$359

Debt Issuance Costs

We defer debt issuance costs, which are classified as non-current other assets, and amortize the costs into Interest expense over the term of the related debt facility. Unamortized amounts at February 2, 2008 and February 3, 2007, were $69 million and $89 million, respectively. Deferred financing fees amortized to Interest expense for fiscals 2007 and 2006 were $22 million and $34 million, respectively, which is inclusive of accelerated amortization due to certain debt repayments.

Insurance Risks

Parent self-insures a substantial portion of our workers’ compensation, general liability, auto liability, property, medical, prescription drug and dental insurance risks, in addition to maintaining third party insurance coverage. Parent bills us for our share of the insurance costs which are included in Selling, general and administrative expenses (“SG&A”).

Commitments and Contingencies

We, along with Parent, are subject to various claims and contingencies related to lawsuits as well as commitments under contractual and other commercial obligations. We recognize liabilities for contingencies and commitments when a loss is probable and estimable. For additional information on our commitments and contingencies, refer to Note 15 to our Consolidated Financial Statements entitled “COMMITMENTS AND CONTINGENCIES.”

Leases

We lease store locations, distribution centers, equipment and land used in our operations. We account for our leases under the provisions of SFAS No. 13, “Accounting for Leases” (“SFAS 13”), and subsequent amendments, which require that leases be evaluated and classified as operating or capital leases for financial reporting purposes. Assets held under capital lease are included in Property and equipment, net. As of February 2, 2008 and February 3, 2007, accumulated amortization related to capital leases for property and equipment was $39 million and $25 million, respectively.

Operating leases are recorded on a straight-line basis over the lease term. At the inception of a lease, we determine the lease term by assuming the exercise of renewal options that are reasonably assured if a significant economic penalty exists for not exercising such options. Renewal options are exercised at our sole discretion. The expected lease term is used to determine whether a lease is capital or operating and is used to calculate straight-line rent expense. Additionally, the useful life of buildings and leasehold improvements are limited by the expected lease term. Refer to Note 11 to our Consolidated Financial Statements entitled “LEASES” for further details.

Substantially all of our leases include options that allow us to renew or extend the lease term beyond the initial lease period, subject to terms and conditions agreed upon at the inception of the lease. Such terms and conditions include rental rates agreed upon at the inception of the lease that could represent below or above market rental rates later in the life of the lease, depending upon market conditions at the time of such renewal or extension. In addition, many leases include early termination options, which can be exercised under specified conditions, including, upon damage, destruction or condemnation of a specified percentage of the value or land area of the property.

Deferred Rent

We recognize fixed minimum rent expense on non-cancelable leases on a straight-line basis over the term of each individual lease starting at the date of possession, including the build-out period, and record the difference between the recognized rental expense and amounts payable under the leases as deferred rent liability. Deferred rent liabilities are shown as separate line items on our Consolidated Balance Sheets and were $177 million at February 2, 2008 and $155 million at February 3, 2007, and include liabilities to affiliates of $42 million and $23 million as of February 2, 2008 and February 3, 2007, respectively. Landlord incentives and abatements are included in Deferred rent liabilities and amortized over the term of the lease.

Financial Instruments

We have entered into foreign exchange forward contracts to minimize the risk associated with currency fluctuations relating to our foreign subsidiaries. As of February 2, 2008, we have discontinued our practice of entering into these types of contracts under our merchandise import program. We have entered into derivative financial arrangements such as interest rate swaps and interest rate caps to hedge interest rate risk associated with our long-term debt. We account for derivative financial instruments in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended (“SFAS 133”), and record the fair values of these instruments, based on estimates within our Consolidated Balance Sheets as Other assets and liabilities. SFAS 133 defines requirements for designation and documentation of hedging relationships, as well as ongoing effectiveness assessments, which must be met in order to qualify for hedge accounting. We record the changes in fair value of derivative instruments, which do not qualify for hedge accounting, to Interest expense in our Consolidated Statements of Operations. If we determine that we do qualify for hedge accounting treatment, the following is a summary of the impact on our Consolidated Financial Statements:

•	For designated fair value hedges, changes in fair values of the hedged items for the risks being hedged are recorded in earnings.

•

For designated cash flow hedges, the effective portion of the changes in the fair value of derivatives are recorded in other comprehensive income (loss) and subsequently recorded in the Consolidated Statement of Operations at the time the hedged item affects earnings.

•

For designated cash flow hedges, the ineffective portion of a hedged derivative instrument’s change in fair value is immediately recognized in Interest expense in the Consolidated Statements of Operations.

During fiscals 2007 and 2006 we did not have any designated fair value hedges. Refer to Note 4 to our Consolidated Financial Statements entitled “DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES” for more information related to our accounting for derivative financial instruments. We did not have significant credit risk related to our financial instruments at February 2, 2008 and February 3, 2007.

Foreign Currency Translation

The functional currency of our Canadian subsidiary is the Canadian dollar. Canadian assets and liabilities are translated into U.S. dollars using the current exchange rates in effect at the balance sheet date, while revenues and expenses are translated using the average exchange rates during the applicable reporting period. The resulting translation adjustments are recorded in Accumulated other comprehensive income (loss) within Stockholder’s equity. Gains and losses resulting from foreign currency transactions have been immaterial and are included in SG&A.

Revenue Recognition

We generally recognize sales, net of customer coupons and other sales incentives, at the time the customer takes possession of merchandise, either at the point of sale in our stores or at the time the customer receives shipment for products purchased from our websites. We recognize the sale from lay-away transactions when our customer satisfies all payment obligations and takes possession of the merchandise. We record sales net of sales, use and value added taxes.

Other third-party revenues were $44 million and $36 million for fiscals 2007 and 2006, respectively, and consist of shipping, warranty and consignment income, and other non-core product related revenue.

Reserve for Sales Returns

We reserve amounts for sales returns for estimated product returns by our customers based on historical return experience, changes in customer demand, known returns we have not received, and other assumptions. The balances of our reserve for sales returns were $9 million and $10 million at February 2, 2008 and February 3, 2007, respectively.

Gift Cards and Breakage

We sell gift cards to customers in our retail stores, through our websites, through third parties, and in certain cases, provide gift cards for returned merchandise and in connection with promotions. We recognize income from gift cards when the customer redeems the gift card or when the likelihood of the gift card being redeemed by the customer is remote (“breakage”) and we have determined that we do not have a legal obligation to remit the value of unredeemed gift cards to the relevant jurisdictions. Income related to customer gift card redemption is included in Net sales, whereas income related to breakage is recorded in other income and is included in our Consolidated Financial Statements as a reduction to SG&A. We determine the gift card breakage rate based on historical redemption patterns. Based on our historical information, we concluded that the likelihood of our gift cards being redeemed beyond three years from the date of issuance is remote. At that three-year date, we recognize breakage income for the remaining outstanding balance. We recognized $2 million of breakage income in fiscals 2007 and 2006, respectively.

Credit Card Agreement and Loyalty Program

In the fourth quarter of fiscal 2006, we entered into a five-year Credit Card Program agreement (the “Agreement”) with a third-party credit lender to offer co-branded and private label credit cards to our customers. The credit lender provides financing for our customers to purchase merchandise at our stores and other businesses and funds and administrates the customer loyalty program for credit card holders.

Under the Agreement, we received an up-front incentive payment for entering into the Agreement, which is deferred and will be amortized ratably over the life of the agreement. In addition, we receive bounty fees for credit card activations and royalties on the co-branded and private label credit cards. Bounty fees are recognized ratably over the life of the contract based upon our expected performance. Royalties are recognized when earned and realizable. During fiscals 2007 and 2006, we recognized $39 million and $11 million of other income relating to the credit card program. At February 2, 2008 and February 3, 2007, a total of $19 million of deferred credit card income is included in Other non-current and current liabilities in our Consolidated Balance Sheets. Partially offsetting the income from the credit card program are costs incurred to generate the income such as sales discounts provided to customers upon activation.

Cost of Sales and SG&A Expenses

The following table illustrates costs associated with each expense category:

“Cost of sales”	“SG&A”

•        Merchandise acquired from vendors;

•        Freight in;

•        Markdowns;

•        Provision for excess and obsolete inventories;

•        Shipping costs;

•        Provision for inventory shortages; and

•        Credits and allowances from our merchandise vendors.

•        Store payroll and related payroll benefits;

•        Rent and other store operating expenses;

•        Advertising expenses;

•        Costs associated with operating our distribution network, including costs related to moving merchandise from distribution centers to stores;

•        Impairment losses on long-lived assets;

•        Other corporate related expenses; and

•        Other income.

Other income, which is included as a reduction of SG&A, was $55 million and $18 million for fiscals 2007 and 2006, respectively. Other income primarily consists of income from our credit card program and other miscellaneous income.

Credits and Allowances Received from Vendors

We receive credits and allowances that are related to formal agreements negotiated with our vendors. These credits and allowances are predominantly for cooperative advertising, promotions, and volume related purchases. We treat credits and allowances, including cooperative advertising allowances, as a reduction of product cost in accordance with the provisions of Emerging Issues Task Force Issue (“EITF”) No. 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor” (“EITF 02-16”) since such funds are not a reimbursement of specific, incremental, identifiable costs incurred by us in selling the vendors’ products.

In addition, we record sales net of in-store coupons that we redeem, in accordance with EITF Issue 03-10, “Application of EITF Issue No. 02-16, ‘Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor,’ by Resellers to Sales Incentives Offered to Consumers by Manufacturers” (“EITF 03-10”).

Advertising Costs

Gross advertising costs are recognized in SG&A at the point of first broadcast or distribution and were $283 million in fiscal 2007 and $239 million in fiscal 2006.

Pre-opening Costs

The cost of start-up activities, including organization costs, related to new store openings are expensed as incurred.

Costs of Computer Software

We capitalize certain costs associated with computer software developed or obtained for internal use in accordance with the provisions of Statement of Position No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” (“SOP 98-1”), issued by the American Institute of Certified Public Accountants (“AICPA”). We capitalize those costs from the acquisition of external materials and services associated with developing or obtaining internal use computer software. We capitalize certain payroll costs for employees that are directly associated with internal use computer software projects once specific criteria of SOP 98-1 are met. We expense those costs that are associated with preliminary stage activities, training, maintenance, and all other post-implementation stage activities as they are incurred. We amortize all costs capitalized in connection with internal use computer software projects on a straight-line basis over a useful life of five years, beginning when the software is ready for its intended use utilizing a half-year convention. We amortized computer software costs of $13 million during fiscals 2007 and 2006, respectively.

Income Taxes

Income taxes are accounted for in accordance with SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). Under SFAS 109, deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the Consolidated Financial Statements. Our effective tax rate in a given financial statement period may be materially impacted by changes in the mix and level of earnings.

We join with Parent in filing a U.S. federal income tax return and consolidated or unitary state income tax returns. Income taxes paid by us to Parent are based on certain tax-sharing agreements that we have executed with Parent regarding these consolidated tax filings. The tax expenses recorded in these Consolidated Financial Statements are computed as if we were a separate tax-paying entity for domestic and foreign purposes. However, certain of our tax losses may have been utilized by Parent or one of its subsidiaries in filing its consolidated return. To the extent that our taxes paid or payable to Parent, pursuant to our tax-sharing arrangement, differ from our calculated tax provision, the difference is treated as a dividend to or contribution from Parent and reflected in stockholder’s equity.

At any one time our tax returns for many tax years are subject to examination by U.S. Federal, foreign, and state taxing jurisdictions. We establish tax liabilities in accordance with FIN No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attributes of income tax positions taken or expected to be taken on a tax return. Under FIN 48, the impact of an uncertain tax position taken or expected to be taken on an income tax return must be recognized in the financial statements at the largest amount that is more-likely-than-not to be sustained. An uncertain income tax position will not be recognized in the financial statements unless it is more-likely-than-not to be sustained. We adjust these tax liabilities, as well as the related interest and penalties, based on the latest facts and circumstances, including recently published rulings, court cases, and outcomes of tax audits. To the extent our actual tax liability differs from our established tax liabilities for unrecognized tax benefits, our effective tax rate may be materially impacted.

At February 2, 2008, we reported unrecognized tax benefits in Accrued expenses and other current liabilities and Other non-current liabilities in our Consolidated Balance Sheet. These reserves do not include a portion of our unrecognized tax benefits, which have been recorded as a reduction of Deferred tax assets related to net operating losses. At February 3, 2007, we reported tax reserves in the Income taxes payable line of our Consolidated Balance Sheets. For further information, refer to Note 12 to the Consolidated Financial Statements entitled “INCOME TAXES.”

Stock-Based Compensation

Effective January 29, 2006, we adopted SFAS No. 123(R) (revised 2004), “Share-Based Payment” (“SFAS 123(R)”). Under the provisions of SFAS 123(R), stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period. As we were a nonpublic entity at the date of adoption, which used the minimum value method for pro forma disclosures under SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), we were required to apply the prospective transition method. As such, we have applied SFAS 123(R) to new awards and to awards modified, repurchased or cancelled since January 29, 2006. We continue to account for any portion of awards outstanding at January 28, 2006 that have not been modified, repurchased or cancelled using the provisions of Accounting Principles Board (“APB”) Opinion 25 (“APB 25”).

SFAS 123(R) requires cash flows, if any, resulting from the tax benefits from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows. The adoption of SFAS 123(R) did not have a material impact on our operating and financing cash flows.

NOTE 2 – RESTRUCTURING AND OTHER CHARGES

Our Consolidated Financial Statements for fiscals 2007 and 2006 included the following pre-tax charges related to restructuring initiatives:

(In millions)	Fiscal 2007	Fiscal 2006
2005 Initiative
Restructuring charges and other	$2	$10
Depreciation and amortization	—	13
Cost of sales	—	3

Total charges related to 2005 initiative	$2	$26

2003 and prior years’ initiatives
Restructuring charges and other	$2	$1

Total charges related to 2003 and prior years’ initiatives	$2	$1

Total	$4	$27

During fiscal 2007, we recorded charges of $5 million and reversed $1 million of previously recorded reserves based on changes in estimated lease commitments. During fiscal 2006, we incurred $34 million of charges relating to lease commitments and disposal charges, which were partially offset by the reversal of $7 million of previously recorded reserves primarily related to lease commitments and severance.

Restructuring charges and reversals are related to prior years’ initiatives and are primarily due to changes in management’s estimates for events such as lease terminations, assignments and sublease income adjustments.

Our Consolidated Balance Sheets as of February 2, 2008 and February 3, 2007 include these restructuring reserves in Accrued expenses and other current liabilities and Other non-current liabilities, which we believe are adequate to cover our commitments. We currently expect to utilize our remaining reserves through January 2019. The following is a description of our individual restructuring initiatives and a roll-forward of the related charges and reserves.

2005 Initiatives

On January 5, 2006, our Board of Directors approved the closing of 87 Toys “R” Us stores in the United States. By the end of the first quarter 2006, all 87 stores had been closed. Two of these stores were converted into Babies “R” Us stores, which reopened in the fall of 2006, resulting in the permanent closure of 75 stores. As a result of the store closings, approximately 3,000 employee positions were eliminated.

A reconciliation of the activity for the 2005 initiative, by major type of cost during the fiscals 2007 and 2006 is as follows:

(In millions)	Lease Commitments	Asset Impairment	Severance	Inventory Markdowns	Accelerated Depreciation	Total
Balance at January 28, 2006	$1	$—	$8	$34	$—	$43

Charges	10	4	—	3	13	30
Reversals	(3)	—	(1)	—	—	(4)
Utilized	(9)	(4)	(7)	(37)	(13)	(70)
Reclassification (1)	12	—	—	—	—	12

Balance at February 3, 2007	$11	$—	$—	$—	$—	$11

Charges	3	—	—	—	—	3
Reversals	(1)	—	—	—	—	(1)
Utilized	(4)	—	—	—	—	(4)

Balance at February 2, 2008	$9	$—	$—	$—	$—	$9

(1)	Reclassification of straight-line lease reserves recorded in prior periods related to the restructured properties.

2003 and Prior Year’s Initiatives

In fiscal 2003, we decided to close all 146 freestanding Kids “R” Us stores and all 36 freestanding Imaginarium stores, as well as three distribution centers that supported these stores, due to deterioration in their financial performance. In fiscal 2001, we closed stores, eliminated a number of staff positions, and consolidated five store support center facilities into our Global Store Support Center facility in Wayne, New Jersey. In fiscal 1998, we had strategic initiatives to reposition our worldwide operations.

The following is a reconciliation of the activity during fiscals 2007 and 2006:

(In millions)	2004 Initiative	2003 Initiative	2001 Initiative	1998 Initiatives	Total
Balance at January 28, 2006	$1	$8	$13	$8	$30

Charges	—	4	—	—	4
Reversals	—	(2)	(1)	—	(3)
Utilized	(1)	(6)	(3)	(2)	(12)

Balance at February 3, 2007	$—	$4	$9	$6	$19

Charges	—	—	1	1	2
Reversals	—	—	—	—	—
Utilized	—	(2)	(2)	(2)	(6)

Balance at February 2, 2008	$—	$2	$8	$5	$15

NOTE 3 – LONG-TERM DEBT

A summary of the Company’s consolidated long-term debt as well as the effective interest rates on our outstanding variable rate debt as of February 2, 2008 and February 3, 2007, respectively, is outlined in the table below:

(In millions)	February 2, 2008	February 3, 2007
Note due in semi-annual installments through February 20, 2008 (1.75% and 1.75%) (1)	$21	$49
Asset sale facility, due July 19, 2008 (9.32%)	—	44
Secured real estate loan, due August 9, 2008 (5.54% and 6.62%) (2) (3)	600	600
$2.0 billion secured revolving credit facility, expires fiscal 2010	—	—
Secured term loan facility, due fiscal 2012 (9.55% and 9.67%) (3)	797	800
Unsecured credit facility, due fiscal 2012 (9.41% and 10.32%) (3)	180	180
8.750% debentures, due fiscal 2021	22	22
Capital leases	32	37

	1,652	1,732
Less current portion	33	41

Total	$1,619	$1,691

(1)	On February 20, 2008, we paid the final installment of this note.
(2)	We have classified this loan as long-term debt because we have the ability and intent to extend the due date to fiscal 2010.
(3)

We maintain derivative instruments on certain of our long-term debt, which impact our effective interest rates. Refer to Note 4 to our Consolidated Financial Statements entitled “DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES” for further details.

Our credit facilities and loan agreements contain customary covenants, including, among other things, covenants that restrict our ability to incur certain additional indebtedness, create or permit liens on assets, or engage in mergers or consolidations. Certain of our agreements also contain various and customary events of default with respect to the loans, including, without limitation, the failure to pay interest or principal when the same is due under the agreements, cross default provisions, the failure of representations and warranties contained in the agreements to be true and certain insolvency events. If an event of default occurs and is continuing, the principal amounts outstanding thereunder, together with all accrued unpaid interest and other amounts owed thereunder, may be declared immediately due and payable by the lenders. We are currently in compliance with all of our financial covenants (as described below) related to our outstanding debt.

The total fair market value of our long-term debt, with a carrying value of $1.7 billion at February 2, 2008 was $1.5 billion. The fair market values of our long-term debt are estimated using the quoted market prices for the same or similar issues and other pertinent information available to management as of the end of the respective periods.

The annual maturities of capital leases and long-term debt at February 2, 2008 are as follows:

(In millions)	Annual Maturities
2008	$33
2009	6
2010	604
2011	6
2012	977
2013 and subsequent	26

Total	$1,652

$2.0 billion secured revolving credit facility, expires fiscal 2010 ($0 at February 2, 2008)

Our $2.0 billion five-year secured revolving credit facility bears a tiered floating interest rate of LIBOR plus 1.00%-3.75% per annum. This credit facility is available for general corporate purposes and the issuance of letters of credit. Borrowings under this credit facility are secured by tangible and intangible assets, subject to specific exclusions stated in the credit agreement. The credit agreement contains covenants, including, among other things, covenants that restrict our ability and certain of our subsidiaries to incur certain additional indebtedness, create or permit liens on assets, engage in mergers or consolidations, pay dividends, repurchase capital stock, make other restricted payments, make loans or advances, engage in transactions with affiliates, or amend material documents. The revolving credit facility also requires us to maintain a minimum excess availability greater than or equal to the lesser of $125 million or 10% of the calculated borrowing base, meaning that the borrowing base (generally consisting of specified percentages of eligible inventory, credit card receivables and certain real estate less any applicable availability reserves) must exceed the amount of borrowings under the credit facility by the minimum excess availability. Interest rate pricing for the facility is tiered based on levels of excess availability. At February 2, 2008, we had no outstanding borrowings and a total of $110 million of outstanding letters of credit under this credit facility which expires in fiscal 2010. We had availability of $1.0 billion under this facility at fiscal year-end and paid commitment fees of $6 million in both fiscals 2007 and 2006.

Asset sale facility, due July 19, 2008 ($0 at February 2, 2008)

On July 19, 2006, we entered into secured credit facilities with a syndicate of financial institutions (the “Secured Credit Facilities”). The Secured Credit Facilities consisted of an $804 million secured term loan facility (discussed below) and a $200 million asset sale facility. The asset sale facility carried an interest rate of LIBOR plus 3.00%-4.00%. During fiscal 2007, we repaid $44 million of principal of the $200 million asset sale facility with proceeds from the properties sold in fiscal 2007 and from the lease termination agreement consummated during fiscal 2007. Refer to Note 5 to the Consolidated Financial Statements entitled “PROPERTY AND EQUIPMENT” for additional information. As of February 2, 2008, all borrowings under this facility were fully repaid.

Secured real estate loan, due August 9, 2008 ($600 million at February 2, 2008)

On July 21, 2005, we and our subsidiaries entered into mortgage loan agreements totaling $600 million, carrying annual weighted average interest rates of LIBOR plus 1.30%. Each of these loan agreements has a two-year term and provides for three one-year extensions at the election of the borrower. The Secured real estate loan is secured against direct and indirect interests in certain real property located in the United States. The loan agreements contain covenants, including, among other things, covenants that restrict the ability of the borrowers to incur additional indebtedness, create or permit liens on assets or engage in mergers or consolidations, commingle assets with affiliates, amend organizational documents, and initiate zoning reclassification of any portion of the secured property. In addition, these covenants restrict certain transfers of, and the creation of liens on, direct or indirect interests in the borrowers except in specified circumstances. The debt is subject to mandatory prepayment as specified in the agreement.

On July 9, 2007, we notified the lenders that we were exercising our first maturity date extension option (the “First Extension Option”), which extended the maturity date of the loan from August 9, 2007 to August 9, 2008. The other terms of the loan were not changed as a result of the extension. We have the ability and intent to exercise our two remaining maturity date extension options to August 2009 and August 2010.

Secured term loan facility, due fiscal 2012 ($797 million at February 2, 2008)

On July 19, 2006, we entered into secured credit facilities with a syndicate of financial institutions (the “Secured Credit Facilities”). The syndicate includes affiliates of Kohlberg Kravis Roberts & Co., L.P., an indirect equity owner of the Company, which participated in 10% and 5% of the loan amount in fiscals 2007 and 2006, respectively. The Secured Credit Facilities consisted of an $804 million secured term loan facility and a $200 million asset sale facility (discussed above). Obligations under the Secured Credit Facilities are guaranteed by substantially all of our domestic subsidiaries and the borrowings are secured by accounts receivable, inventory and intellectual property of us and the guarantors. The Secured Credit Facilities contain customary covenants, including, among other things, covenants that restrict our ability and certain of our subsidiaries’ ability to incur certain additional indebtedness, create or permit liens on assets, or engage in mergers or consolidations. If an event of default under the Secured Credit Facilities occurs and is continuing, the commitments may be terminated and the principal amount outstanding, together with all accrued unpaid interest and other amounts owed may be declared immediately due and payable by the lenders. The term loan facility bears interest equal to LIBOR plus 4.25% per annum and matures on July 19, 2012. On November 2, 2007, we used $4 million of the $29 million proceeds from property sold during the third quarter of fiscal 2007 (refer to Note 5 to the Consolidated Financial Statements entitled “PROPERTY AND EQUIPMENT”) to repay a portion of the secured term loan facility. At February 2, 2008, the unamortized discount recorded for the $800 million secured term loan facility was $3 million.

Unsecured credit facility, due fiscal 2012 ($180 million at February 2, 2008)

On December 1, 2006, we entered into an unsecured credit facility (the “Unsecured Credit Facility”) with a syndicate of financial institutions and other lenders. The syndicate includes affiliates of Vornado Realty Trust and Kohlberg Kravis Roberts & Co., L.P., indirect equity owners of the Company, which each participated in 15% of the loan amount in fiscals 2007 and 2006. The Unsecured Credit Facility matures on January 19, 2013 and bears interest equal to LIBOR plus 5.00% per annum or, at our option, prime plus 4.00% per annum.

In addition, obligations under the Unsecured Credit Facility are guaranteed by substantially all of our domestic subsidiaries. The Unsecured Credit Facility contains the same customary covenants as those under the Secured Credit Facilities. At February 2, 2008, the unamortized discount for the Unsecured Credit Facility was $1 million.

NOTE 4 – DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

SFAS 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires the recording of all derivatives as either assets or liabilities on the balance sheet measured at estimated fair value and the recognition of the unrealized gains and losses. We record the fair market value of our derivatives, based on estimates, in current or long-term assets and liabilities within our Consolidated Balance Sheets. The changes in fair value of derivatives are recorded in the Consolidated Statements of Operations in Interest expense, unless the derivative is designated as a hedge. In certain defined conditions, a derivative may be specifically designated as a hedge for a particular exposure. The effective portion of a cash flow hedge is recorded to Accumulated other comprehensive income (loss); the ineffective portion of a cash flow hedge is recorded to Interest expense. The accounting for derivatives depends on the intended use of the derivatives and the resulting designation. For our derivatives that are designated under SFAS 133 as cash flow hedges, no material ineffectiveness existed at February 2, 2008 and February 3, 2007.

During fiscals 2007 and 2006, we entered into derivative financial arrangements to manage a variety of risk exposures, including interest rate risk associated with our long-term debt and foreign currency risk relating to import merchandise purchases. We entered into interest rate swaps and/or caps to manage interest rate risk in order to reduce our exposure to variability in expected future cash outflows attributable to the changes in LIBOR rates. We entered into foreign exchange forward contracts to manage certain currency risks associated with the settlement of payables related to our merchandise import program. As of February 2, 2008, we discontinued our practice of entering into foreign exchange forward contracts under our merchandise import program. Derivatives related to our merchandise import program were not designated as hedges under SFAS 133 and are marked to market through Interest expense.

During fiscal 2007, we recorded a loss of $6 million to Accumulated other comprehensive income (loss) related to the change in the fair value of our variable cash flow hedges. Reclassifications to Interest expense from Accumulated other comprehensive income (loss) were nominal in fiscals 2007 and 2006. We expect to reclassify nominal amounts of loss in fiscal 2008 to Interest expense from Accumulated other comprehensive income (loss). In addition, we recorded losses of $11 million in fiscal 2007 and $1 million in fiscal 2006 to Interest expense, which relate to the changes in our derivatives that did not qualify for hedge accounting under SFAS 133.

The following table presents our outstanding derivative contracts as of February 2, 2008 and February 3, 2007:

			As of February 2, 2008		As of February 3, 2007
(In millions) Related Items (in Local Currency) (1)	Effective Date	Maturity Date	Notional Amount (In USD)	Ending Balance at Fair Value	Notional Amount (In USD)	Ending Balance at Fair Value
Derivative Assets:
Foreign Exchange Forwards
Merchandise import program (CAD) (2)	Varies	Varies	$—	$—	$40	$1
Interest Rate Caps
Secured real estate loan due August 9, 2008 (USD)	July 2005	August 2008	600	—	600	—
Unsecured credit facility due fiscal 2012 (USD)	May 2007	May 2009	91	—	—	—
Secured term loan facility due fiscal 2012 (USD) (3)	August 2008	August 2010	600	—	600	—
Interest Rate Corridor
Secured real estate loan due August 9, 2008 (USD)	July 2006	August 2008	600	—	600	1

Total derivative assets			$1,891	$—	$1,840	$2

Derivative Liabilities:
Interest Rate Swaps
Secured term loan facility due fiscal 2012 (USD) (3)	August 2006	August 2008	$600	$(8)	$600	$(2)

Total derivative liabilities			$600	$(8)	$600	$(2)

(1)	Refer to Note 3 entitled “LONG-TERM DEBT” for detail on our related items, except for Merchandise import program.
(2)

In fiscals 2007 and 2006, our Canadian subsidiary entered into foreign exchange forward contracts at various dates. As of February 2, 2008, we did not have any outstanding contracts. As of February 3, 2007, these derivative contracts are classified as current assets and current liabilities.

(3)

As of February 2, 2008, these derivatives qualified for hedge accounting as cash flow hedges. We evaluate the effectiveness of the hedging relationships on an ongoing basis and recalculate changes in fair values of the derivatives and the underlying hedged items separately.

The following summarizes the current year activity in our derivative portfolio:

Secured real estate loan, due August 9, 2008 ($600 million at February 2, 2008)

On July 27, 2007, we extended the interest rate caps on the $600 million notional amount related to the Secured real estate loan due August 9, 2008. The amount paid to extend the caps was less than $1 million. The interest rate caps manage the variable cash flows associated with changes in the one-month LIBOR above 7.00% and mature in August 2008. The amended derivative contracts do not qualify for hedge accounting under SFAS 133.

Unsecured credit facility, due fiscal 2012 ($180 million at February 2, 2008)

On May 24, 2007, we entered into an interest rate cap for $91 million notional amount related to the $180 million Unsecured Credit Facility due fiscal 2012, as required by the credit agreement. The amount paid to enter into the cap was less than $1 million. The interest rate cap manages the variable cash flows associated with changes in the one month LIBOR above 7.00% and matures in May 2009. The derivative contract does not qualify for hedge accounting under SFAS 133.

NOTE 5 – PROPERTY AND EQUIPMENT

(In millions)	Useful life (in years)	February 2, 2008	February 3, 2007
Land		$221	$221
Buildings	45-50	713	677
Furniture and equipment	5-20	1,172	1,113
Leasehold improvements	10-25	939	843
Costs of computer software	5	191	191
Construction in progress		—	16
Leased property and equipment under capital lease	3-8	65	64

		3,301	3,125
Less: accumulated depreciation and amortization		1,429	1,311

		1,872	1,814
Less: net assets held for sale		11	9

Total		$1,861	$1,805

During fiscal 2006, Parent transferred property, equipment and related liabilities as net non-cash contributions of $153 million to us.

Assets held for sale

The following assets are classified as held for sale, are no longer depreciated, and are included in Prepaid expenses and other current assets on our Consolidated Balance Sheets:

(In millions)	February 2, 2008	February 3, 2007
Land	$5	$4
Buildings	13	5
Leasehold improvements	1	2

	19	11
Less: accumulated depreciation and amortization	8	2

Net property assets held for sale	$11	$9

Net gains on sales of properties

During fiscal 2007, we sold our interest in an idle distribution center for gross proceeds of approximately $29 million, resulting in a gain of $18 million and sold 3 properties for gross proceeds of $9 million, resulting in a gain of $1 million as part of the agreement with Vornado Surplus Realty, LLC as described below. In addition, we consummated a lease termination agreement resulting in a net gain of $10 million.

During fiscal 2006, we consummated the sale of our interest in 35 properties, primarily to an affiliate of Vornado Realty Trust, an indirect equity owner of the Company and the Seller for gross proceeds of approximately $160 million. As a result of the sale of these properties, we recorded a gain of $79 million for fiscal 2006.

NOTE 6 – CHANGE IN ACCOUNTING PRINCIPLE

As of February 4, 2007, we changed our accounting method for valuing merchandise inventories of our Canadian subsidiary from the retail inventory method to the weighted average cost method. This change followed the implementation of a perpetual inventory system. The weighted average cost method utilizes the newly available perpetual inventory records to value inventories. We plan to change our accounting method for valuing the remainder of our merchandise inventories from the retail inventory method to the weighted average cost method in fiscal 2008 when our perpetual inventory system is implemented domestically.

Management believes the weighted average cost method is preferable over the retail inventory method because it results in greater precision in the determination of cost of sales and merchandise inventories. Our newly instituted perpetual inventory system provides management product level detail by store on both a weighted average cost and retail price basis. Management believes the weighted average cost method provides for a better matching of cost of sales with related sales. Cost of sales under the weighted average cost method represents the weighted average cost of the individual items sold rather than the cost of an item based on an average margin realized on an entire department as under the retail method. As of February 2, 2008, we valued approximately 8% of merchandise inventories under the weighted average cost method, with the remainder valued under the retail inventory method.

In accordance with SFAS 154, we recorded the cumulative effect of the change in accounting principle as of February 4, 2007. We determined that retrospective application for periods prior to fiscal 2007 is impracticable, as the period-specific information necessary to value the International Merchandise inventories under the weighted average cost method is unavailable. As of February 4, 2007, the cumulative effect of this change in accounting principle was a reduction in Merchandise inventories of $3 million, an increase in Deferred tax assets of $1 million and a net decrease in Stockholder’s equity of $2 million. The change in accounting principle did not have a material impact on our Consolidated Balance Sheet and Consolidated Statement of Operations as of and for the fiscal year ended February 2, 2008.

NOTE 7 – SHORT-TERM INVESTMENTS

Our short-term investments are comprised of municipal auction-rate securities, which are instruments that provide liquidity through a Dutch auction process that resets the applicable interest rate at pre-determined calendar intervals, usually every 7, 28, 35, or 90 days. This mechanism generally allows existing investors to roll over their holdings and to continue to own their respective securities or liquidate their holdings by selling their securities at par value. Recent dislocations in the credit markets have occurred because the amount of securities submitted for sale has exceeded the amount of purchase orders.

As of February 2, 2008, we held $101 million of auction-rate securities, which are classified under Current assets as Short-term investments on our Consolidated Balance Sheet. Subsequent to February 2, 2008 and as the date of this filing, we sold all of our holdings of auction-rate securities through the normal auction process at par value.

NOTE 8 – ACCOUNTS PAYABLE, ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

A summary of our accounts payable, accrued expenses and other current liabilities as of February 2, 2008 and February 3, 2007 is outlined in the table below:

(In millions)	February 2, 2008	February 3, 2007
Accounts payable (1)	$854	$748

Gift card and certificate liability	$178	$158
Accrued bonus	44	62
Accrued interest	20	21
Sales and use and value added tax payable	24	34
Accrued property tax	32	27
FIN 48 liability for uncertain tax positions	21	—
Other (2)	285	203

Total accrued expense and other current liabilities	$604	$505

(1)	Includes $160 million and $119 million of book overdraft cash as of February 2, 2008 and February 3, 2007, respectively.
(2)	Other includes, among other items, accrued payroll and other benefits, and other operating accruals. No individual amount included exceeds 10% of “Other” (shown above).

NOTE 9 – STOCK-BASED COMPENSATION

Effective January 29, 2006, we adopted SFAS 123(R). Our accounting policy related to stock-based compensation is described in Note 1 entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.”

Management Equity Plan

On July 21, 2005, our Parent became a wholly-owned subsidiary of Toys “R” Us Holdings, Inc. (“Holdings”) and on that date, the Board of Directors of Holdings adopted the 2005 Management Equity Plan (the “Management Equity Plan”). The Management Equity Plan provides for the granting of service-based and performance-based stock options, rollover options (i.e., options in Holdings in lieu of options held prior to the Merger), and restricted stock to officers and other key employees of Holdings and its subsidiaries. All awards are in the form of one or more shares of the common stock of Holdings.

Effective August 3, 2007, management amended the charter of Holdings by replacing the existing two classes of stock (“Class A Common Stock and Class L Common Stock”, respectively) with a single class of new common stock (the “Common Stock”). Each award outstanding under the previous Management Equity Plan converted into awards of Common Stock. The number of shares of the Common Stock with respect to all awards is based on the conversion ratios. Prior to the equity restructuring of Holdings on August 3, 2007, all awards were in the form of one or more common strips, with each common strip consisting of nine shares of Class A Common Stock of Holdings and one share of Class L Common Stock of Holdings. Each option to acquire a share of Common Stock has the same aggregate exercise price and fair value as the corresponding option to acquire shares of Class A Common Stock and Class L Common Stock.

The service-based options generally cliff vest 40% on the second anniversary of the award with the remaining portion vesting ratably over the subsequent three years, subject to the participant’s continued employment with the Company, and vest automatically upon a change of control of Holdings. The performance-based options will vest in the same manner as the service-based options but only if certain performance targets are achieved based on a specified internal rate of return realized by the Sponsors (an investment group consisting of entities advised by or affiliated with Bain Capital Partners LLC, Kohlberg Kravis Roberts & Co., L.P., and Vornado Realty Trust) and the sale multiple realized by the Sponsors. The performance-based options will vest on the eighth anniversary of the date of grant regardless of performance, subject to the participant’s continued employment with the Company. All options expire on the tenth anniversary of the date of the grant.

At February 2, 2008 an aggregate of 189,797 shares were reserved for future option grants under the Management Equity Plan. All outstanding options expire at dates ranging from September 8, 2008 to October 19, 2017. The Board of Directors of Holdings has discretion over the amount of shares available for future issuances of restricted stock and options. Holdings expects to satisfy future option exercises by issuing new shares.

Repurchase Obligations

Certain officers of the Company have the right to require Holdings to repurchase the Common Stock that the officer acquired upon the exercise of certain options, the shares issued or issuable upon exercise of rollover options or the shares issued to the officer in the form of restricted stock. The put rights are triggered by the officer’s death, disability or retirement at any time. The put rights will expire upon either a change in control of Holdings or an initial public offering of Holdings’ Common Stock. The purchase price for shares repurchased as a result of the officer’s death, disability or retirement is the fair market value of the covered shares at the time of repurchase. The number of shares that may be repurchased as a result of the officer’s retirement is subject to an aggregate fixed limitation. The liability related to these restricted shares and rollover options has been classified as other non-current liabilities in the financial statements of Holdings. The liability was approximately $1 million as of February 2, 2008 and February 3, 2007.

Modification of Stock Options

On February 6, 2006, Holdings’ Board of Directors modified all of the performance-based options granted prior to that date to reduce the performance conditions for vesting of these awards. This one-time modification affected 50 employees and resulted in total incremental stock-based compensation cost of $1 million. These performance-based options are now subject to SFAS 123(R) accounting. The incremental compensation cost is being amortized over the remaining service period on a straight-line basis.

Restricted Stock

The Management Equity Plan permits the sale of non-transferable, restricted stock to certain employees at a purchase price equal to the fair market value of the common strips (now shares) of Common Stock. The Management Equity Plan was amended in the second quarter of fiscal 2006 to permit grants of restricted stock without consideration. At January 28, 2006,

26,170 shares of restricted stock were outstanding. During fiscals 2007 and 2006, 102,344 shares and 20,001 shares of restricted stock were purchased by officers of the Company at $32.00 and $26.75 per share, respectively, which were the fair market values as of the respective dates of those purchases.

The Company also awarded 2,500 and 41,121 shares of restricted stock without consideration in fiscals 2007 and 2006, respectively, with aggregate fair market values equal to less than $1 million and approximately $1 million, respectively, as of each of the grant dates. Fifty percent of these awards vest on the first anniversary of the grant date and the remaining fifty percent vest on the second anniversary of the grant date, provided the recipients are still employed by the Company or any of its affiliates as of such respective dates.

Valuation Assumptions

The fair value of each option award modified or granted under the Management Equity Plan is estimated on the date of modification or grant using a lattice option-pricing model that uses the assumptions noted in the following table, along with the associated weighted average fair values. We use historical data to estimate pre-vesting option forfeitures. To the extent actual results of forfeitures differ from the estimates, such amounts will be recorded as an adjustment in the period the estimates are revised. The expected volatilities are based on a combination of implied and historical volatilities of a peer group of companies, as the Company is a non-publicly traded company. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the options. The expected term represents the estimated time until exercise and is based on certain projected performance targets of the Company. The expected dividend yield is based on an assumption that no dividends are expected to be approved in the near future. The following are the weighted average assumptions used:

	Fiscal 2007	Fiscal 2006
Volatility	50.0%	50.0%
Risk-free interest rates	4.2%	5.1%
Expected terms	3.8 years	5.1 years
Dividend yield	0.0%	0.0%
Weighted average grant-date fair value per option:
Service-based	$12.77	$11.99
Performance-based	$10.81	$10.26

A summary of option and restricted stock activity under the Management Equity Plan during the fiscals 2007 and 2006 is presented below:

Service-Based Options

	Fiscal Years Ended
	February 2, 2008		February 3, 2007
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of fiscal year	865,398	$19.04	826,477	$17.53
Granted	210,606	32.00	158,755	26.75
Exercised	(126,623)	11.30	(82,292)	8.93
Transferred from affiliates, net	—	—	173,370	23.73
Forfeited	(68,639)	27.83	(210,912)	26.75

Outstanding at end of fiscal year	880,742	$22.56	865,398	$19.04

	Options	Weighted Average Exercise Price $	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (In millions)
Vested or expected to vest at February 2, 2008	815,383	$22.12	7.07	$9.7

Exercisable at February 2, 2008	387,983	$14.59	5.45	$7.5

The total intrinsic value of service-based options exercised in fiscals 2007 and 2006 was approximately $2.6 million and $1.5 million, respectively. The tax benefits recognized as a result of the options exercised in fiscals 2007 and 2006 was approximately $1 million for both periods.

Performance-Based Options

	Fiscal Years Ended
	February 2, 2008		February 3, 2007
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of fiscal year	913,300	$26.75	745,638	$26.75
Granted	421,212	32.00	317,513	26.75
Transferred from affiliates, net	—	—	271,972	26.75
Forfeited	(145,254)	27.77	(421,823)	26.75

Outstanding at end of fiscal year	1,189,258	$28.49	913,300	$26.75

	Options	Weighted Average Exercise Price $	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (In millions)
Vested or expected to vest at February 2, 2008	1,103,950	$28.46	8.35	$6.1

Exercisable at February 2, 2008	—	$—	—	$—

No performance-based options were exercised in fiscals 2007 and 2006.

Non-vested Restricted Stock Activity — Non-vested restricted stock grants as of February 2, 2008 and February 3, 2007 and activities during fiscals 2007 and 2006 were as follows:

	Fiscal Years Ended
	February 2, 2008		February 3, 2007
	Common Strips	Weighted Average Grant Date Fair Value (In millions)	Common Strips	Weighted Average Grant Date Fair Value (In millions)
Non-Vested, beginning of fiscal year	41,121	$1.1	—	$—
Granted	2,500	0.1	41,121	1.1
Vested	(20,561)	(0.5)	—	—
Forfeited	—	—	—	—

Non-Vested, end of fiscal year	23,060	$0.7	41,121	$1.1

As of February 2, 2008, there was approximately $6 million of total unrecognized compensation cost related to option share-based compensation arrangements granted under the Management Equity Plan. That cost is expected to be recognized over a weighted-average period of 1.3 years. In addition, there was total unrecognized compensation cost related to restricted stock grants of less than $1 million.

The amount of stock-based compensation expense recognized in SG&A and tax benefit recognized in Income tax expense in fiscals 2007 and 2006 was as follows:

(In millions)	Fiscal 2007	Fiscal 2006
SG&A	$3	$2
Total recognized tax benefit	1	1

NOTE 10 – ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

Comprehensive income (loss) is included in the Consolidated Statements of Stockholder’s Equity. Accumulated other comprehensive income (loss), net of tax, is reflected in the Consolidated Balance Sheets, as follows:

(In millions)	February 2, 2008	February 3, 2007
		(As restated)
Foreign currency translation adjustments, net of tax	$18	$(28)
Unrealized loss on hedged transactions, net of tax	(6)	(2)

	$12	$(30)

NOTE 11 – LEASES

We lease a majority of the real estate used in our operations from either third parties or affiliated entities. Most leases require us to pay real estate taxes and other expenses and some leases require additional payments based on percentages of sales.

Minimum rental commitments under non-cancelable operating leases as of February 2, 2008 are as follows:

	Gross Minimum Rentals
(In millions)	Third Party	Related Party	Sublease Income	Net Minimum Rentals
2008	$151	$261	$15	$397
2009	158	256	12	402
2010	153	254	10	397
2011	142	261	8	395
2012	121	240	6	355
2013 and thereafter	465	1,571	21	2,015

Total	$1,190	$2,843	$72	$3,961

Total third party rent expense, net of sublease income of $16 million and $13 million, was $124 million and $109 million in fiscals 2007 and 2006, respectively. We remain directly and primarily liable for lease payments to third party landlords for locations where we have subleased all or a portion of the locations to third parties. Rental payments received from our sub-lessees offset the lease payments we make to third party landlords. To the extent that sub-lessees fail to make sublease rental payments, our total net rent expense to the third party landlords would increase in direct proportion.

Total related party rent expense was $278 million and $280 million for fiscals 2007 and 2006, respectively. Our leases with affiliated entities are governed by non-cancelable master operating leases (“Master Lease Agreements”), which cover leases expiring in various years through fiscal 2020. These Master Lease Agreements contain predetermined fixed escalations of the minimum rentals in fiscals 2010 and 2015 and early termination options, which can be exercised under specified conditions, including, upon damage, destruction or condemnation of a specified percentage of the value or land area of the property. Under these agreements, we are also provided a unilateral right to have the affiliated landlord take renewal options on their leased properties at the time the initial underlying lease term expires, so long as the renewal option ends on or before either July 20, 2020 or January 31, 2021, depending on the agreement. In addition to future related party base rents (as presented in the above table), we are required to reimburse the affiliated landlords for specific property operating expenses and real estate taxes. We are also responsible for maintaining adequate insurance on these leased properties and would be required to reimburse the affiliated landlords for any property losses incurred. Refer to Note 16 to our Consolidated Financial Statements entitled “RELATED PARTY TRANSACTIONS” for further details.

We recognize rental expense on a straight-line basis and record the difference between the recognized rental expense and amounts payable under the leases as deferred rent liability. Deferred rent liabilities are shown as a separate line item on our Consolidated Balance Sheets were $177 million at February 2, 2008 and $155 million at February 3, 2007 and includes liabilities to affiliates of $42 million and $23 million as of February 2, 2008 and February 3, 2007, respectively. Virtually all of our leases include options that allow us to renew or extend the lease term beyond the initial lease period, subject to terms and conditions agreed upon at the inception of the lease. Such terms and conditions include rental rates agreed upon at the inception of the lease that could represent below or above market rental rates later in the life of the lease, depending upon market conditions at the time of such renewal or extension.

Lease payments that depend on factors that are not measurable at the inception of the lease, such as future sales volume, are contingent rentals and are excluded from minimum lease payments and included in the determination of total rental expense when it is probable that the expense has been incurred and the amount is reasonably estimable. Contingent rent expense was $1 million in fiscals 2007 and 2006. Future payments for maintenance, insurance and taxes to which we are obligated are excluded from minimum lease payments. Tenant allowances received upon entering into certain store leases are recognized on a straight-line basis as a reduction to rent expense over the lease term.

NOTE 12 – INCOME TAXES

Earnings before income taxes are as follows:

	Fiscal Years Ended
(In millions)	February 2, 2008	February 3, 2007
U.S.	$182	$67
Foreign	36	70

Earnings before income taxes	$218	$137

The Company is a member of a consolidated U.S. Federal income tax group. Under the tax sharing agreement, the members calculate their tax expense or tax benefit on a stand-alone basis and record a “due to” or “due from” account with the Parent company for any U.S. Federal income tax-related asset or liability. Each year, management decides how to settle these accounts, i.e., whether the Parent should contribute the “due to” amounts to the members, the members should distribute the “due from” amounts to the Parent, or settlement should be made in cash. At February 2, 2008, the Company has a Due to Parent for its tax liability that will be settled in cash in the future. In fiscal 2006, the Company distributed its Due from Parent amount to the Parent and, in fiscal 2007, our Parent contributed to us amounts due from the Company. Refer to Note 16 to our Consolidated Financial Statements entitled “RELATED PARTY TRANSACTIONS” and Note 17 to our Consolidated Financial Statements entitled “NOTES WITH AFFILIATES” for further details.

Income tax expense is as follows:

	Fiscal Years Ended
(In millions)	February 2, 2008	February 3, 2007
Current:
U.S. Federal	$101	$44
Foreign	36	12
State	10	—

Total current income tax expense	$147	$56

Deferred:
U.S. Federal	$(56)	$(3)
Foreign	(14)	3
State	(18)	2

Total deferred income tax expense (benefit)	$(88)	$2

Total Income tax expense	$59	$58

Included within Income tax expense were $4 million of expense and $1 million of expense related to interest and penalties in fiscals 2007 and 2006, respectively. We have provided U.S. Federal income taxes on substantially all the accumulated earnings of our foreign subsidiaries as such earnings are not considered to be permanently invested outside of the United States.

The Company’s effective tax rate was 27.1% in fiscal 2007 and 42.3% in fiscal 2006. The difference between the effective tax rate and the statutory rate for fiscal 2007 resulted primarily from the release of valuation allowance for state tax loss carry-forwards. The difference between the effective tax rate and the statutory rate for fiscal 2006 resulted primarily from charges recorded to settle tax examinations within certain tax jurisdictions.

The tax effects of temporary differences are included in deferred tax accounts as follows:

(In millions)	February 2, 2008	February 3, 2007
Deferred tax assets:
U.S. Federal tax credit and other carry-forwards	$69	$53
Foreign tax loss carry-forwards	2	—
State tax loss and credit carry-forwards (1)	51	68
Straight line rent	50	47
Other	101	49

Gross deferred tax assets before valuation allowance	273	217
Valuation allowance	(25)	(60)

Total deferred tax assets	$248	$157

Deferred tax liabilities:
Fixed assets	$(131)	$(172)
Gain on related party real estate sale	(333)	(341)
Undistributed earnings of foreign subsidiaries	(14)	(9)
Other	(11)	(16)

Total deferred tax liabilities	$(489)	$(538)

(1)	At February 2, 2008, our gross deferred tax assets were partially offset by $7 million of unrecognized tax benefits related to net operating losses on our Consolidated Balance Sheet.

Carry-forwards

Of our $69 million U.S. Federal tax credit carry-forwards, $60 million will expire during the next 6 to 20 years. Of our $1 billion of state tax loss and credit carry-forwards, $87 million will expire during the next 5 years, approximately $961 million will expire during the next 6 to 20 years, and $6 million may be carried forward indefinitely. Our $7 million of foreign tax loss carry-forwards will expire during the next 6 to 20 years.

We are subject to certain limitations by the U.S. Federal and certain state taxing jurisdictions on the amount of tax losses, credits and other carry-forwards that can be used to offset current income and tax within any given year due to an ownership change that was undergone by our Parent in fiscal 2005.

Valuation Allowance

Management has established a valuation allowance to offset some of our deferred tax assets as we believe it is more likely than not these assets will not be realized. During fiscal 2007, our valuation allowance decreased by $35 million. The decrease primarily includes a $27 million release of valuation allowance for state tax loss carry-forwards and a $4 million decrease due to the adoption of FIN48.

Unrecognized Tax Benefits

On February 4, 2007, we adopted the provisions of FIN 48 which clarified the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS 109 and prescribed a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under FIN 48, the impact of an uncertain tax position taken or expected to be taken on an income tax return must be recognized in the financial statements at the largest amount that is more-likely-than-not to be sustained. An uncertain income tax position will not be recognized in the financial statements unless it is more-likely-than-not to be sustained.

As permitted under the FIN 48 transition provisions, we decreased our liability for unrecognized tax benefits by $2 million (from $38 million to $36 million), which was accounted for as a cumulative effect reduction of Accumulated deficit as of February 4, 2007. In addition, we have reflected an additional liability for unrecognized tax benefits, and corresponding tax assets, of $6 million. As a result, the total amount of unrecognized tax benefits was $24 million not including accrued interest and penalties of $16 million and $2 million, respectively, at February 4, 2007 (date of adoption).

A reconciliation of the beginning and ending amount of gross unrecognized tax benefits (excluding interest and penalties) is as follows:

(In millions)	Gross unrecognized tax benefits
Beginning balance at February 4, 2007 (date of adoption)	$24
Additions for tax positions of the current year	20
Additions for tax positions of prior years	3
Reductions for tax positions of prior years	(7)
Settlements	(4)

Ending balance at February 2, 2008	$36

At February 2, 2008, $29 million of the $36 million of unrecognized tax benefits would affect our effective tax rate, if recognized. The remaining $7 million would affect our deferred tax accounts. In addition, we had $13 million and $2 million of accrued interest and penalties, respectively, at February 2, 2008.

We are subject to taxation in the United States and certain foreign jurisdictions. Of the major jurisdictions, we are subject to examination by the United States and Canada for fiscals 2003 to 2006. While it is often difficult to predict whether we will prevail, we believe that our tax liabilities for unrecognized tax benefits reflect the more likely than not outcome of known tax contingencies.

We believe that it is reasonably possible that the total amount of unrecognized tax benefits will decrease by as much as $22 million during the next twelve months due to the resolution of compensation and nexus issues.

NOTE 13 – OTHER EMPLOYEE RETIREMENT AND COMPENSATION BENEFITS

Our employees participate in a variety of other employee benefits including retirement, health and insurance benefits offered by Parent Company. Effective as of February 1, 2006, we adopted Parent’s Supplemental Executive Retirement Plan (“SERP”). The SERP provides supplemental retirement benefits to certain executive officers in excess of the limitations that are imposed by Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, on contributions to our TRU Partnership Employees’ Savings and Profit Sharing Plan (the “Savings Plan”). Participants are generally 100 percent vested in their SERP accounts after completing five years of employment with the Company. For fiscals 2007 and 2006, we recorded expenses for the SERP plan of $1 million. At February 2, 2008 and February 3, 2007, the SERP liability was $2 million and $1 million, respectively.

Included in the Savings Plan, we have a 401(k) salary deferral feature for eligible domestic employees. The terms of the plan call for annual employer contributions as determined by the Board of Directors, subject to certain limitations. The Savings Plan may be terminated at our discretion. Expenses related to the Savings Plan were $17 million and $13 million in fiscals 2007 and 2006, respectively. The Board of Directors did not elect to contribute to the profit sharing portion of the Savings Plan in fiscals 2007 and 2006.

We also offer other supplemental compensation benefits to our executive officers. Prior to July 2005, we offered our executive officers an additional life insurance coverage benefit (“Split Dollar Plan”), which entitled their beneficiaries to receive a death benefit of five times the executive officer’s current compensation. As of March 2005, we discontinued this benefit to new employees, but the endorsement split-dollar life insurance policies will remain in a trust for the then existing participants until July 2010. Unless otherwise provided for by the individual severance packages, if the existing participants leave the Company prior to July 2010, they forfeit this benefit. The Split Dollar Plan is fully funded as of February 2, 2008. As of February 2, 2008, there were approximately 27 current and severed employees that were participating in the Split Dollar Plan.

NOTE 14 – LITIGATION AND LEGAL PROCEEDINGS

Toysrus.com previously operated three co-branded on-line stores under a strategic alliance agreement with Amazon.com. On May 21, 2004, we initiated litigation against Amazon.com and its affiliated companies in the Superior Court of New Jersey, Chancery Division, Passaic County (the “New Jersey Trial Court”) to terminate our strategic alliance agreement with Amazon.com, to which Amazon.com responded by filing a counterclaim against us and our affiliated companies. On March 31, 2006, the New Jersey Trial Court entered its order granting our request for termination of the agreement and denying Amazon.com’s request for relief on its counterclaim. The parties each filed timely Notices of Appeal with the Appellate Division. On June 2, 2006, Amazon.com filed a lawsuit against us in the Superior Court of Washington, County of King, (the “Washington Court”) for money damages allegedly arising from services it was required to provide to us during the wind-down period pursuant to the final order entered in the New Jersey Trial Court. The Washington Court stayed the matter before it in favor of the New Jersey proceedings. We believe that Amazon.com’s maintenance appeal of the New Jersey Court’s order and of the Washington Court lawsuit are without merit.

In addition to the litigation discussed above, we, along with Parent, are, and in the future, may be involved in various other lawsuits, claims and proceedings incident to the ordinary course of business. The results of litigation are inherently unpredictable. Any claims against us, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time and result in diversion of significant resources. The results of these lawsuits, claims and proceedings cannot be predicted with certainty. However, we believe that the ultimate resolution of these current matters will not have a material adverse effect on our Consolidated Financial Statements taken as a whole.

NOTE 15 – COMMITMENTS AND CONTINGENCIES

We, along with Parent, are subject to various claims and contingencies related to lawsuits as well as commitments under contractual and other commercial obligations. We recognize liabilities for contingencies and commitments when a loss is probable and estimable. For claims and contingencies related to income taxes, see Note 12 to our Consolidated Financial Statements entitled “INCOME TAXES.” Refer to Note 11 to our Consolidated Financial Statements entitled “LEASES” for minimum rental commitments under non-cancelable operating leases having a term of more than one year as of February 2, 2008.

NOTE 16 – RELATED PARTY TRANSACTIONS

We engage in related party transactions with our Sponsors and Parent and its subsidiaries (“Affiliates”), as described below. It should not be assumed that any of these transactions with affiliated entities have been conducted on an “arm’s-length” basis. At February 2, 2008 and February 3, 2007, Due from affiliates, net was $230 million and $100 million, respectively.

Transactions with the Sponsors

The Sponsors provide management and advisory services to us and Parent pursuant to an advisory agreement executed at the closing of the Merger and effective as of July 21, 2005. The total fee paid to the Sponsors under the advisory agreement was $17 million and $19 million for fiscals 2007 and 2006, respectively, of which we are responsible for paying 75%. The annual fee for fiscal 2008 is expected to be $17 million, increasing 5.0% per year during the ten-year term of the agreement. During each of fiscals 2007 and 2006, we paid the Sponsors a fee of $1 million for out-of-pocket expenses.

From time to time, the Sponsors or their affiliates may acquire debt or debt securities issued by the Company or its subsidiaries in open market transactions or through loan syndications. The syndicate includes affiliates of Vornado Realty Trust and Kohlberg Kravis Roberts & Co. L.P., all indirect equity owners of the Company. During fiscals 2007 and 2006, we paid interest to related parties of approximately $13 million and $2 million, respectively, related to the Secured term loan facility due fiscal 2012 and Unsecured credit facility due fiscal 2012. For further details, see Note 3 to our Consolidated Financial Statements entitled “LONG-TERM DEBT”.

In fiscals 2007 and 2006, we sold properties to Vornado Surplus 2006 Realty LLC. For further details, see Note 5 to the Consolidated Financial Statements entitled “PROPERTY AND EQUIPMENT”.

Management Services Fees

We provide a majority of the centralized corporate functions including accounting, human resources, legal, tax and treasury services to Parent and other affiliates under the Domestic Services Agreement. The costs are allocated based on a formula for each affiliate. The amounts we charged to Parent and other affiliates in fiscals 2007 and 2006 for these services were $12 million and $8 million, respectively.

Value Card Services with Affiliates

Since July 2005, we manage the distribution and fulfillment of value cards through our subsidiary. We sell gift cards to customers in our retail stores, through our websites, through third parties, and in certain cases, provide gift cards for returned merchandise and in connection with promotions. The value cards prior to July 2005 were managed by another subsidiary of Parent. The balances due to this affiliate were $79 million and $84 million at February 2, 2008 and February 3, 2007.

Licensing Arrangements with Affiliates

We own intellectual property used by us and Parent’s foreign affiliates and unrelated foreign franchisees/licensees in the toy, juvenile and children’s apparel businesses. In consideration for the use of our intellectual property, we charge a license fee based on a percentage of net sales, which management believes represents fair market value. We charged Parent’s foreign affiliates and unrelated foreign franchisees/licensees license fees of $134 million and $114 million in fiscals 2007 and 2006, respectively, which are classified on our Consolidated Statement of Operations as Other revenues.

Procurement Services for Affiliates

We maintain certain operations, which provide product procurement services to Parent’s foreign affiliates and unrelated foreign franchisees/licensees from vendors located in Asia. In consideration for these services, we charge a service fee based on a percentage of product costs, which management believes represents the fair market value for such services. Services charged to these foreign affiliates were nominal in fiscal 2007 and $1 million in fiscal 2006, and are classified on our Consolidated Statement of Operations as Other revenues.

Real Estate Arrangements with Affiliates

We leased 563 properties from affiliates of Parent as of February 2, 2008. SG&A expenses include lease expense of $328 million, which include reimbursement of expenses of $50 million and $48 million related to these leases for 2007 and 2006, respectively. Refer to Note 11 entitled “LEASES” for minimum rental commitments under non-cancelable, related party operating leases for further details of the transfers of these properties to affiliates.

NOTE 17 – NOTES WITH AFFILIATES

Due from Affiliates, net

In fiscal 2006, the Company settled a majority of its outstanding intercompany liability with Parent by assuming $545 million of Parent’s third-party net business liabilities. Additionally, we provided $250 million to Parent in fiscal 2006 that was used by Parent to pay down third party indebtedness. As of February 2, 2008 and February 3, 2007, the net receivable from Parent was $38 million and the net payable to Parent was $71 million, respectively.

Note Payable to Parent

In fiscal 2005, we issued a promissory note with a value of $700 million to Parent in exchange for common stock of certain of our subsidiaries. The note bears interest at 9.25% per annum and matures on July 21, 2017. On December 9, 2005, we repaid $633 million of our obligation, along with $23 million of related interest expense. The outstanding balance on this note payable was $84 million and $77 million, including $7 million of accrued interest at February 2, 2008 and February 3, 2007, respectively.

NOTE 18 – RECENT ACCOUNTING PRONOUNCEMENTS

In May 2008, the FASB issued SFAS No. 162 “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”). This Statement identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. This statement shall be effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” We do not expect the adoption of SFAS 162 will have a material impact on our Consolidated Financial Statements.

In March 2008, the FASB issued SFAS No. 161 “Disclosures about Derivative Instruments and Hedging Activities - An Amendment of FASB Statement No. 133.” (“SFAS 161”). SFAS 161 establishes the disclosure requirements for derivative instruments and for hedging activities with the intent to provide financial statement users with an enhanced understanding of the entity’s use of derivative instruments, the accounting of derivative instruments and related hedged items under Statement 133 and its related interpretations, and the effects of these instruments on the entity’s financial position, financial performance, and cash flows. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2008. We do not expect its adoption will have a material impact on our Consolidated Financial Statements disclosure.

In December 2007, the FASB issued SFAS No. 141(R) “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) states that all business combinations (whether full, partial or step acquisitions) will result in all assets and liabilities of an acquired business being recorded at their fair values. Certain forms of contingent consideration and certain acquired contingencies will be recorded at fair value at the acquisition date. SFAS 141(R) also states acquisition costs will generally be expensed as incurred and restructuring costs will be expensed in periods after the acquisition date. This statement is effective for business combinations for which the acquisition date is on or after the start of the first annual period beginning on or after December 15, 2008. We do not expect its adoption to have a material impact on our Consolidated Financial Statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – An Amendment of ARB No. 51” (“SFAS 160”). SFAS 160 requires a company to clearly identify and present ownership interests in subsidiaries held by parties other than the company in the Consolidated Financial Statements within the equity section but separate from the company’s equity. It also requires the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the Consolidated Statement of Income; changes in ownership interest be accounted for similarly, as equity transactions; and when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary and the gain or loss on the deconsolidation of the subsidiary be measured at fair value. This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. We do not expect its adoption to have a material impact on our Consolidated Financial Statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115” (“SFAS 159”). This Statement permits entities to choose to measure eligible items at fair value at specified election dates. The statement requires reporting of unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments. SFAS 159 is effective for fiscal years beginning after November 15, 2007 and may be adopted earlier but only if the adoption is in the first 120 days of that fiscal year and also if the entity elects to apply the provisions of SFAS No. 157 “Fair Value Measurements” (“SFAS 157”). The adoption of SFAS 159 will not have a material impact on our Consolidated Financial Statements.

In September 2006, the FASB issued SFAS 157, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. In February 2008, SFAS 157 was amended by FASB Staff Position (“FSP”) 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Its Related Interpretive Accounting Pronouncements That Address Leasing Transactions” and FSP 157-2, “Effective Date of FASB Statement No. 157: Fair Value Measurements.” As such, SFAS 157 (as amended) is partially effective for measurements and disclosures of financial assets and liabilities for fiscal years beginning after November 15, 2007 and is fully effective for measurement and disclosure provisions on all applicable assets and liabilities for fiscal years beginning after November 15, 2008. We are currently evaluating the impact these statements will have on our Consolidated Financial Statements.

NOTE 19 – RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

After the issuance of the fiscal 2006 financial statements and during the current year-end closing process, the Company determined that it recorded a $27 million valuation allowance on Deferred tax assets relating to net operating losses, which was not required. In addition, we identified other tax related errors including a $16 million overstatement of a tax benefit recorded in accumulated other comprehensive income related to translation adjustments that should not have been tax effected. Accordingly, we have restated our previously reported Consolidated Financial Statements for the fiscal year ended February 3, 2007 for these items as well as certain other unrecorded miscellaneous tax items.

The following tables present the aggregate impact of errors related to accounting for income taxes on our Consolidated Balance Sheet, Statement of Operations, Statement of Cash Flows, and Statement of Changes in Stockholder’s Equity as of and for the fiscal year ended February 3, 2007.

Consolidated Balance Sheet

(In millions)
As of February 3, 2007	Previously reported	Adjustments	As restated
Current deferred tax assets	$23	$(6)	$17
Total current assets	1,710	(6)	1,704
Total assets	4,091	(6)	4,085

Income taxes payable	50	(18)	32
Total current liabilities	1,348	(18)	1,330
Deferred tax liabilities	405	(11)	394
Stockholders’ equity	353	23	376

Consolidated Statement of Operations

(In millions)
For the fiscal year ended February 3, 2007	Previously reported	Adjustments	As restated
Income tax expense	$84	$(26)	$58
Net earnings	53	26	79

Consolidated Statement of Cash Flows

(In millions)
For the fiscal year ended February 3, 2007	Previously reported	Adjustments	As restated
Net earnings	$53	$26	$79
Deferred income taxes	24	(22)	2
Income taxes payable	24	(4)	20

Consolidated Statement of Changes in Stockholder’s Equity

(In millions)
For the fiscal year ended February 3, 2007	Previously reported	Adjustments	As restated
Foreign currency translation adjustments, net of tax	$(2)	$(16)	$(18)
Total comprehensive income	49	10	59
Distribution arising from tax allocation arrangement	(46)	13	(33)

Accumulated other comprehensive loss	(14)	(16)	(30)
Accumulated deficit	(4,197)	39	(4,158)